FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614
Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES THIRD QUARTER 2005 RESULTS

Chartley, Massachusetts, November 7, 2005. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $10 thousand or $0.00 per basic and diluted common share, on revenue of $1.8 million for the fiscal quarter ended September 24, 2005. This compares with net income of $181 thousand, or $0.01 per basic and diluted common share on revenue of $1.8 million for the fiscal quarter ended September 25, 2004.

Grant Bennett, President, said: "We have and will continue to experience quarter-to-quarter volatility, however we believe underlying market trends continue to be positive. Comparing Q3 2005 with the same period a year ago, unit shipments increased but product revenue declined due to reduced prices and changes in product mix. The decline in product revenue was offset by license revenue. Profitability declined because of lower gross margins and increased sales expenses. Gross margins declined primarily because of reduced prices and increased labor costs. We hired employees during Q3 in anticipation of demand from a specific customer program which was forecast to begin earlier this year but did not begin until Q4.

"In Q3 2005 demand for flip-chip heat spreaders increased while demand for wireless basestation components declined; demand for basestation components is strengthening in Q4. We believe recent design wins for flip-chip heat spreaders and motor controller baseplates will generate both unit and revenue growth in the near and intermediate term," said Bennett.

"Looking longer term, we actively seek additional new end markets for AlSiC and AlSiC-related products on an on-going basis. Consequently, we maintain a portfolio of potential new opportunities. While early in the typically long market development cycle, we are pleased that in Q3 there were positive developments of significance in two of these potential new end markets. These positive developments were in part a result of the increased sales expenses incurred in Q3. We are making progress in penetrating new end markets and we believe these opportunities will generate growth, " said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2005, or a downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	September 24,	September 25,
	2005	2004

Revenues	$1,788,749	$1,804,863

Net Income	$9,839	$180,566

Basic earnings per basic share	$0.00	$0.01

Weighted average basic shares	12,318,956	12,293,209

Diluted earnings per diluted share	$0.00	$0.01

Weighted average diluted shares	12,997,544	12,714,703

	Nine-month Periods Ended
	September 24,	September 25,
	2005	2004

Revenues	$5,003,501	$4,886,472

Net Income	$58,425	$490,994

Basic earnings per basic share	$0.00	$0.04

Weighted average basic shares	12,301,791	12,293,209

Diluted earnings per diluted share	$0.00	$0.04

Weighted average diluted shares	12,781,043	12,436,792